Exhibit 10.2

[Avanir Letterhead]

December 16, 2005

Leerink Swann & Co.
One Federal Street 37th Floor
Boston, Massachusetts
Attn: Daniel Dubin

Re:Finder’s Fee Arrangement

Ladies and Gentlemen:

This letter agreement confirms the finder’s fee arrangement between Avanir Pharmaceuticals, a California corporation (“Avanir”) and Leerink Swann & Co (“Leerink”), pursuant to which Avanir will pay Leerink a 4% finder’s fee on the gross offering proceeds received by Avanir from Wellington Capital Management and its affiliates (“Wellington”) for an investment in Avanir’s Class A common stock in a registered direct transaction that is expected to close the week of December 19, 2005 (the “Offering”).

Avanir will pay this fee upon the closing of the Offering. No fee will be due if the Offering does not close by December 30, 2005. For the avoidance of doubt, no fee will be due under this agreement for any other offering by the Company, whether to Wellington or other investors, and no fee will be due on amounts invested by non-Wellington investors participating in the Offering.

Avanir agrees to indemnify and hold Leerink, its directors, officers, employees, and agents harmless from and against all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of Leerink’s services in connection with the Offering, other than those arising from Leerink’s gross negligence or willful misconduct.

This letter agreement will be governed by California law, without regard to conflict-of-law principles. This letter agreement represents the complete and final agreement between Avanir and Leerink with respect to the foregoing matters and supercedes all prior and contemporaneous agreements between Avanir and Leerink with respect to the Offering.

Sincerely,

/s/ Gregory P. Hanson
Gregory P. Hanson
Chief Financial Officer

Agreed and Accepted

Leerink Swann & Co.

By:	/s/ Daniel Dubin

Name: Title:	Daniel Dubin Senior Managing Director